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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G/A

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 8)*


                              NAVARRE CORPORATION
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                                (Name of Issuer)

                                  Common Stock
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                       (Title of Class of Securities)

                                    639208107
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                                 (CUSIP Number)


--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)


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CUSIP NO. 639208107                   13G/A                    Page 2 of 4 Pages
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  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Eric H. Paulson
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  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [ ]
               -----------------------------------------------------------------
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  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        Minnesota, USA
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     Number of             5.      Sole Voting Power

      Shares                       2,600,558
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by                      None
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                     2,600,558
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power

                                   None
--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        2,600,558
--------------------------------------------------------------------------------
 10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                                [   ]


--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)

        11.6%
--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)

        IN
--------------------------------------------------------------------------------

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                                                               Page 3 of 4 Pages


The following items of Mr. Paulson's Schedule 13G are hereby amended:

ITEM 4. OWNERSHIP

          At December 31, 2002, Mr. Paulson beneficially owned the following shares of Navarre Corporation:

          (a)  Amount Beneficially Owned: 2,600,558

          (b)  Percent of Class: 11.6%

          (c) Of the shares beneficially owned by the Reporting Person, he has the power to vote or dispose of the shares as follows:

               (i)  Sole power to vote or to direct the vote: 2,600,558

               (ii) Shared power to vote or to direct the vote: None

               (iii) Sole power to dispose or to direct the disposition of:
                    2,600,558

               (iv) Shared power to dispose or to direct the disposition of:
                    None


               Of the shares listed above as beneficially owned, 2,380,558 shares are directly owned by Mr. Paulson and 220,000 shares are deemed owned pursuant to options exercisable within 60 days of December 31, 2002.


ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



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                                                               Page 4 of 4 Pages



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:   February 7, 2003




                                               /s/ Eric H. Paulson
                                               ---------------------------------
                                               Eric H. Paulson